Exhibit 16.1

August 7, 2015

Securities and Exchange Commission
100 F Street, N.W.
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of ABCO Energy, Inc. (the “Company”) Form 8-K dated August 7, 2015, and are in agreement with the statements relating only to RBSM LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ RBSM LLP
RBMS LLP